NEWS

Charter Announces First Quarter 2018 Results

Stamford, Connecticut - April 27, 2018 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three months ended March 31, 2018.

Key highlights:

•
First quarter total residential and SMB customer relationships increased 261,000, compared to 355,000 during the first quarter of 2017, when excluding the impact of customer activity related to Legacy Bright House's seasonal customer plan in 2017.[1]

•	As of March 31, 2018, Charter had 27.5 million total customer relationships and 52.5 million total PSUs.

•
In the first quarter, total residential and SMB video, Internet and voice customers increased by 225,000, with Internet net additions of 362,000, video net losses of 112,000 and voice net losses of 25,000.

•
First quarter revenues of $10.7 billion grew 4.9%, as compared to the prior year period, driven by residential revenue growth of 4.8%, commercial revenue growth of 5.3%, and advertising revenue growth of 5.6%.

•	First quarter Adjusted EBITDA[2] of $3.9 billion grew 6.5% year-over-year, and 6.8% when excluding 2018 mobile launch costs.

•	Net income attributable to Charter shareholders totaled $168 million in the first quarter, compared to $155 million during the same period last year.

•
First quarter capital expenditures totaled $2.2 billion compared to $1.6 billion during the first quarter of 2017, primarily driven by in-year timing differences and Charter's all-digital initiative. First quarter capital expenditures included $186 million of all-digital costs and $17 million of 2018 mobile launch costs.

•	During the first quarter, Charter purchased approximately 2.0 million shares of Charter Class A common stock and Charter Holdings common units for approximately $683 million.

“Our integration remains on track, and we continue to drive higher penetration of our Spectrum products and fully deploy our operating strategy across the company. We have accelerated our financial growth, with 4.9% revenue growth and 6.5% Adjusted EBITDA growth in the quarter,” said Tom Rutledge, Chairman and CEO of Charter Communications. “When our integration is completed, we will have created a unified infrastructure company, with one service and operating approach, offering customers fast, reliable bandwidth-rich connectivity products.”

1.
In the second quarter of 2017, Charter conformed the seasonal customer program in the Bright House footprint to Charter's program. For additional information, see footnote j on page 5 of the addendum to this release.

2.
Adjusted EBITDA, free cash flow and GAAP are defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to consolidated net income and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	March 31, 2018 (a)	March 31, 2017 (a)(j)	Y/Y Change
Footprint (b)
Estimated Video Passings	50,258	49,379	1.8%
Estimated Internet Passings	50,040	49,101	1.9%
Estimated Voice Passings	49,358	48,308	2.2%

Penetration Statistics (c)
Video Penetration of Estimated Video Passings	33.6%	34.7%	(1.1	) ppts
Internet Penetration of Estimated Internet Passings	48.5%	46.9%	1.6	ppts
Voice Penetration of Estimated Voice Passings	22.9%	23.1%	(0.2	) ppts

Customer Relationships (d)
Residential	25,870	25,131	2.9%
Small and Medium Business	1,590	1,439	10.5%
Total Customer Relationships	27,460	26,570	3.3%

Residential
Primary Service Units ("PSUs")
Video	16,422	16,736	(1.9)%
Internet	22,876	21,802	4.9%
Voice	10,375	10,364	0.1%
	49,673	48,902	1.6%

Quarterly Net Additions/(Losses)
Video	(122)	(100)	(22.0)%
Internet	331	428	(22.7)%
Voice	(52)	37	(240.5)%
	157	365	(57.0)%

Single Play (e)	10,691	9,980	7.1%
Double Play (e)	6,556	6,540	0.2%
Triple Play (e)	8,623	8,611	0.1%

Single Play Penetration (f)	41.3%	39.7%	1.6	ppts
Double Play Penetration (f)	25.3%	26.0%	(0.7	) ppts
Triple Play Penetration (f)	33.3%	34.3%	(1.0	) ppts

% Residential Non-Video Customer Relationships	36.5%	33.4%	3.1	ppts

Monthly Residential Revenue per Residential Customer (g)	$110.89	$109.11	1.6%

Small and Medium Business
PSUs
Video	463	411	12.7%
Internet	1,389	1,249	11.2%
Voice	939	809	16.1%
	2,791	2,469	13.0%

Quarterly Net Additions/(Losses)
Video	10	11	(9.1)%
Internet	31	30	3.3%
Voice	27	31	(12.9)%
	68	72	(5.6)%

Monthly Small and Medium Business Revenue per Customer (h)	$198.50	$211.21	(6.0)%

Enterprise PSUs (i)
Enterprise PSUs	119	99	20.2%

Footnotes
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 5 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

During the first quarter of 2018, Charter's residential customer relationships grew by 231,000, while first quarter 2017 customer relationships grew by 330,000, or 320,000 when adjusted for seasonal program changes made at Legacy Bright House.1 Residential PSUs increased by 157,000 in the first quarter of 2018, while first quarter 2017 PSUs increased by 365,000, or 338,000 when adjusted for the seasonal program changes at Legacy Bright House. As of March 31, 2018, Charter had 25.9 million residential customer relationships and 49.7 million residential PSUs.

Residential video customers decreased by 122,000 in the first quarter of 2018, while first quarter 2017 video customers decreased by 100,000, or 108,000 when adjusted for seasonal program changes at Legacy Bright House. As of March 31, 2018, Charter had 16.4 million residential video customers.

During the first quarter, Charter continued its all-digital efforts in the approximately 20% of Legacy TWC's footprint and 60% of Legacy Bright House's footprint that are not yet all-digital. All-digital allows Charter to offer more advanced products and services, and provides residential customers with two-way digital set-top boxes, which offer better video picture quality, an interactive programming guide and video on demand on all TV outlets in the home.

Charter added 331,000 residential Internet customers in the first quarter of 2018, versus first quarter 2017 Internet customers additions of 428,000, or 416,000 when adjusted for seasonal program changes made at Legacy Bright House. Charter now offers minimum Internet speeds of at least 100 Mbps to 99% of its total footprint. As of March 31, 2018, 83% of Charter's residential Internet customers subscribed to tiers that provided 60 Mbps or more of speed, and 53% subscribed to Internet tiers that provided 100 Mbps or more of speed.

In April 2018, Charter further expanded the availability of its Spectrum Internet Gig service (940 Mbps) to a number of new markets. The service, which uses DOCSIS 3.1 technology, is now available to nearly 23 million passings, approximately 45% of Charter's footprint. Charter expects to launch its Spectrum Internet Gig service to nearly all of its footprint by the end of 2018. Additionally, Charter is doubling minimum Internet speeds to 200 Mbps in a number of markets at no additional cost to new and existing Spectrum Internet customers. As of March 31, 2018, Charter had 22.9 million residential Internet customers.

During the first quarter of 2018, residential voice customers declined by 52,000, while first quarter 2017 voice customers grew by 37,000, or 30,000 when adjusted for seasonal program changes made at Legacy Bright House. As of March 31, 2018, Charter had 10.4 million residential voice customers.

First quarter residential revenue per customer relationship totaled $110.89, and grew by 1.6% compared to the prior year period, as promotional rate step-ups and modest rate adjustments, were partly offset by continued single play Internet sell-in.

During the first quarter of 2018, SMB customer relationships grew by 30,000, compared to growth of 35,000 during the first quarter of 2017. SMB PSUs increased 68,000, compared to 72,000 during the first quarter of 2017. As of March 31, 2018, Charter had 1.6 million SMB customer relationships and 2.8 million SMB PSUs.

[1]	See footnote j on page 5 of the addendum to this release for additional information regarding changes made to Legacy Bright House's seasonal customer program in the second quarter of 2017.

First Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended March 31,
	2018	2017	% Change
REVENUES:
Video	$4,297	$4,079	5.3%
Internet	3,708	3,398	9.1%
Voice	556	694	(19.8)%
Residential revenue	8,561	8,171	4.8%
Small and medium business	937	900	4.1%
Enterprise	579	539	7.3%
Commercial revenue	1,516	1,439	5.3%
Advertising sales	356	337	5.6%
Other	224	217	3.2%
Total Revenue	10,657	10,164	4.9%

COSTS AND EXPENSES:
Total operating costs and expenses	6,764	6,510	3.9%
Adjusted EBITDA	$3,893	$3,654	6.5%

Adjusted EBITDA margin	36.5%	35.9%

Capital Expenditures	$2,183	$1,555
% Total Revenues	20.5%	15.3%

Net income attributable to Charter shareholders	$168	$155
Earnings per common share attributable to Charter shareholders:
Basic	$0.71	$0.58
Diluted	$0.70	$0.57

Net cash flows from operating activities	$2,699	$2,843
Free cash flow	$(49)	$1,138

Revenue

First quarter revenues rose 4.9% year-over-year to $10.7 billion, driven by growth in Internet, video, commercial and advertising revenues. Excluding advertising, first quarter revenues increased 4.8% year-over-year.

Video revenues totaled $4.3 billion in the first quarter, an increase of 5.3% compared to prior year period. Video revenue growth was driven by annual and promotional rate adjustments, a higher number of expanded basic video customers year-over-year and revenue allocation relating to the launch of Spectrum pricing and packaging in Legacy TWC and Legacy Bright House, partly offset by a decrease in limited basic video customers.

Internet revenues grew 9.1%, compared to the year-ago quarter, to $3.7 billion, driven by growth in Internet customers during the last year, promotional rolloff and revenue allocation relating to the launch of Spectrum pricing and packaging in Legacy TWC and Legacy Bright House.

Voice revenues totaled $556 million in the first quarter, a decrease of 19.8% compared to the first quarter of 2017, as value-based pricing and revenue allocation relating to the launch of Spectrum pricing and packaging in Legacy TWC and Legacy Bright House, more than offset voice customer growth over the last twelve months.

Commercial revenues rose to $1.5 billion, an increase of 5.3% over the prior year period, driven by SMB revenue growth of 4.1% and enterprise revenue growth of 7.3%. First quarter commercial revenue growth was lower than first quarter commercial customer relationship growth, given the migration of Legacy TWC and Legacy Bright House commercial customers to more attractively priced Spectrum pricing and packaging for both SMB and enterprise services.

First quarter advertising sales revenues of $356 million increased 5.6% compared to the year-ago quarter, driven by higher political revenue.

Operating Costs and Expenses

First quarter total operating costs and expenses increased by $254 million, or 3.9%, compared to the year-ago period.

First quarter programming expense increased by $148 million, or 5.7% as compared to the first quarter of 2017, reflecting contractual programming increases, renewals and a higher number of expanded basic video customers year-over-year, partly offset by a one-time programming expense benefit in the first quarter of 2018.

Regulatory, connectivity and produced content expenses increased by $35 million, or 7.0% year-over-year, driven in part by the Company's adoption of FASB's ASU 2014-09 as of January 1, 2018, which results in the reclassification of expenses related to the amortization of up-front fees paid to market and serve customers who reside in multiple dwelling units, and which were recorded in depreciation and amortization in the prior-year period, to regulatory, connectivity and produced content expenses.

Costs to service customers increased by $54 million or 3.0% year-over-year, as a result of an increase in bad debt expense.

Marketing expenses decreased by $14 million, or 1.8% year-over-year due to lower transition-related expenses. Other expenses increased by $23 million, or 2.7% as compared to the first quarter of 2017 driven by higher advertising sales, insurance, enterprise and product development costs.

In the first quarter of 2018, mobile launch costs totaled $8 million.

Adjusted EBITDA

First quarter Adjusted EBITDA of $3.9 billion grew by 6.5% year-over-year, reflecting revenue growth and operating expense growth of 4.9% and 3.9%, respectively. Excluding mobile costs of $8 million in the first quarter of 2018, Adjusted EBITDA grew by 6.8% year-over-year.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $168 million in the first quarter of 2018, compared to $155 million in the first quarter of 2017. The year-over-year increase in net income was primarily driven by higher Adjusted EBITDA, lower severance-related and transactions expenses, a larger gain on financial instruments driven by fluctuations in the fair market value of Charter's British pound currency swap, a loss on extinguishment of debt in the prior-year period, partly offset by higher depreciation and amortization in the first quarter of 2018, and higher year-over-year interest expense.

Net income per basic common share attributable to Charter shareholders totaled $0.71 in the first quarter of 2018 compared to $0.58 during the same period last year. The increase was primarily the result of the factors described above and a 11.6% decrease in weighted average common shares outstanding versus the prior year period.

Capital Expenditures

Property, plant and equipment expenditures totaled $2.2 billion in the first quarter of 2018, compared to $1.6 billion during the first quarter of 2017, primarily driven by an increase in CPE, scalable infrastructure and support capital spending. The increase in CPE spending was related to higher customer connect volumes and a higher set-top box placement rate per connect driven by the launch of Spectrum pricing and packaging in Legacy TWC and Legacy Bright House, and CPE related to Charter's all-digital initiative. The increase in scalable infrastructure was related to the timing of in-year spend and planned product improvements for video and Internet, including spending related to DOCSIS 3.1 launches. Support capital increased due to higher vehicle, tools and test equipment purchases related to in-year timing and insourcing and capitalized labor associated with software development. First quarter capital expenditures included $186 million of all-digital costs and $17 million of 2018 mobile launch costs.

Cash Flow and Free Cash Flow

During the first quarter of 2018, net cash flows from operating activities totaled $2.7 billion, compared to $2.8 billion in the first quarter of 2017. The year-over-year decrease in net cash flows from operating activities was primarily due to a more unfavorable change in working capital during the first quarter of 2018 versus the first quarter of 2017, and higher cash paid for interest, partly offset by higher Adjusted EBITDA.

Negative free cash flow for the first quarter of 2018 totaled $49 million, compared to free cash flow of $1.1 billion during the same period last year. The decrease was driven by lower net cash flows from operating activities and higher capital expenditures in the first quarter of 2018 versus the first quarter of 2017, including a larger decrease in accrued expenses associated with capital expenditures due to timing of fourth quarter 2017 capital expenditures.

Liquidity & Financing

As of March 31, 2018, total principal amount of debt was $69.8 billion and Charter's credit facilities provided approximately $2.8 billion of additional liquidity in excess of Charter's $576 million cash position.

In April, Charter Communications Operating, LLC and Charter Communications Operating Capital Corp issued $800 million of 5.375% senior secured notes due 2038, and $1.7 billion of 5.750% senior secured notes due 2048. The net proceeds will be used to repay existing indebtedness, including to repurchase or redeem all of the outstanding $2.0 billion in aggregate principal amount of TWC’s 6.75% notes due July 2018, to pay related fees and expenses and for general corporate purposes, including potential buybacks of Charter Class A common stock or common units of Charter Communications Holdings, LLC.

Share Repurchases

During the three months ended March 31, 2018, Charter purchased approximately 2.0 million shares of Charter Class A common stock and Charter Holdings common units for approximately $683 million.

Conference Call

Charter will host a conference call on Friday, April 27, 2018 at 10:00 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's investor relations website at ir.charter.com. The call will be archived under the "Financial Information" section two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 4754889.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on May 11, 2018. The conference ID code for the replay is 4754889.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2018, which will be posted on the “Financial Information” section of our investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Financial Information” section.

Use of Adjusted EBITDA and Free Cash Flow Information

The company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, consolidated net income and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to consolidated net income and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as consolidated net income plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, (gain) loss on financial instruments, other (income) expense, net and other operating (income) expenses, such as merger and restructuring costs, special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities.

The Company's debt covenants refer to these expenses as management fees, which were $273 million for both the three months ended March 31, 2018 and 2017.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the second largest cable operator in the United States. Charter provides a full range of advanced broadband services, including Spectrum TV™ video entertainment programming, Spectrum Internet™ access, and Spectrum Voice™. Spectrum Business™ similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Spectrum Reach™ brand. More information about Charter can be found at charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•	our ability to efficiently and effectively integrate acquired operations;

•
our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, mobile, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers, video provided over the Internet by (i) market participants that have not historically competed in the multichannel video business, (ii) traditional multichannel video distributors, and (iii) content providers that have historically licensed cable networks to multichannel video distributors, and providers of advertising over the Internet;

•	general business conditions, economic uncertainty or downturn, unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•
our ability to develop and deploy new products and technologies including mobile products, our cloud-based user interface, Spectrum Guide®, and downloadable security for set-top boxes, and any other cloud-based consumer services and service platforms;

•
the effects of governmental regulation on our business including costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us as a result of the Time Warner Inc. and Bright House Networks, LLC transactions;

•	any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;

•	the ability to retain and hire key personnel;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended March 31,
	2018	2017	% Change
REVENUES:
Video	$4,297	$4,079	5.3%
Internet	3,708	3,398	9.1%
Voice	556	694	(19.8)%
Residential revenue	8,561	8,171	4.8%
Small and medium business	937	900	4.1%
Enterprise	579	539	7.3%
Commercial revenue	1,516	1,439	5.3%
Advertising sales	356	337	5.6%
Other	224	217	3.2%
Total Revenue	10,657	10,164	4.9%
COSTS AND EXPENSES:
Programming	2,752	2,604	5.7%
Regulatory, connectivity and produced content	533	498	7.0%
Costs to service customers	1,855	1,801	3.0%
Marketing	751	765	(1.8)%
Mobile	8	—	NM
Other expense	865	842	2.7%
Total operating costs and expenses (exclusive of items shown separately below)	6,764	6,510	3.9%
Adjusted EBITDA	3,893	3,654	6.5%
Adjusted EBITDA margin	36.5%	35.9%
Depreciation and amortization	2,710	2,550
Stock compensation expense	72	69
Other operating expenses, net	69	94
Income from operations	1,042	941
OTHER EXPENSES:
Interest expense, net	(851)	(713)
Loss on extinguishment of debt	—	(34)
Gain on financial instruments, net	63	38
Other income (expense), net	(3)	4
	(791)	(705)
Income before income taxes	251	236
Income tax expense	(28)	(25)
Consolidated net income	223	211
Less: Net income attributable to noncontrolling interests	(55)	(56)
Net income attributable to Charter shareholders	$168	$155
EARNINGS PER COMMON SHARE
ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$0.71	$0.58
Diluted	$0.70	$0.57
Weighted average common shares outstanding, basic	237,762,295	269,004,817
Weighted average common shares outstanding, diluted	241,420,722	273,199,509

Adjusted EBITDA is a non-GAAP term. See page 6 of this addendum for the reconciliation of Adjusted EBITDA to consolidated net income as defined by GAAP. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Addendum to Charter Communications, Inc. First Quarter 2018 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	March 31,	December 31,
	2018	2017
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$576	$621
Accounts receivable, net	1,409	1,635
Prepaid expenses and other current assets	413	299
Total current assets	2,398	2,555

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	34,002	33,888
Customer relationships, net	11,315	11,951
Franchises	67,319	67,319
Goodwill	29,554	29,554
Total investment in cable properties, net	142,190	142,712

OTHER NONCURRENT ASSETS	1,563	1,356

Total assets	$146,151	$146,623

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$8,262	$9,045
Current portion of long-term debt	3,340	2,045
Total current liabilities	11,602	11,090

LONG-TERM DEBT	67,609	68,186
DEFERRED INCOME TAXES	17,351	17,314
OTHER LONG-TERM LIABILITIES	2,464	2,502

SHAREHOLDERS' EQUITY:
Controlling interest	38,768	39,084
Noncontrolling interests	8,357	8,447
Total shareholders' equity	47,125	47,531

Total liabilities and shareholders' equity	$146,151	$146,623

Addendum to Charter Communications, Inc. First Quarter 2018 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended March 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$223	$211
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,710	2,550
Stock compensation expense	72	69
Accelerated vesting of equity awards	5	17
Noncash interest income, net	(89)	(108)
Loss on extinguishment of debt	—	34
Gain on financial instruments, net	(63)	(38)
Deferred income taxes	28	16
Other, net	18	(7)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	226	236
Prepaid expenses and other assets	(131)	(83)
Accounts payable, accrued liabilities and other	(300)	(54)
Net cash flows from operating activities	2,699	2,843

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,183)	(1,555)
Change in accrued expenses related to capital expenditures	(565)	(150)
Other, net	10	(7)
Net cash flows from investing activities	(2,738)	(1,712)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	2,929	4,640
Repayments of long-term debt	(2,185)	(3,475)
Payments for debt issuance costs	—	(21)
Purchase of treasury stock	(617)	(895)
Proceeds from exercise of stock options	36	72
Purchase of noncontrolling interest	(127)	(27)
Distributions to noncontrolling interest	(39)	(38)
Other, net	(3)	(2)
Net cash flows from financing activities	(6)	254

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(45)	1,385
CASH AND CASH EQUIVALENTS, beginning of period	621	1,535
CASH AND CASH EQUIVALENTS, end of period	$576	$2,920

CASH PAID FOR INTEREST	$1,007	$892
CASH PAID FOR TAXES	$1	$1

Addendum to Charter Communications, Inc. First Quarter 2018 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	March 31, 2018 (a)	December 31, 2017 (a)	March 31, 2017 (a)(j)
Footprint (b)
Estimated Video Passings	50,258	50,066	49,379
Estimated Internet Passings	50,040	49,820	49,101
Estimated Voice Passings	49,358	49,088	48,308

Penetration Statistics (c)
Video Penetration of Estimated Video Passings	33.6%	33.9%	34.7%
Internet Penetration of Estimated Internet Passings	48.5%	48.0%	46.9%
Voice Penetration of Estimated Voice Passings	22.9%	23.1%	23.1%

Customer Relationships (d)
Residential	25,870	25,639	25,131
Small and Medium Business	1,590	1,560	1,439
Total Customer Relationships	27,460	27,199	26,570

Residential
Primary Service Units ("PSUs")
Video	16,422	16,544	16,736
Internet	22,876	22,545	21,802
Voice	10,375	10,427	10,364
	49,673	49,516	48,902

Quarterly Net Additions/(Losses)
Video	(122)	2	(100)
Internet	331	263	428
Voice	(52)	22	37
	157	287	365

Single Play (e)	10,691	10,456	9,980
Double Play (e)	6,556	6,490	6,540
Triple Play (e)	8,623	8,693	8,611

Single Play Penetration (f)	41.3%	40.8%	39.7%
Double Play Penetration (f)	25.3%	25.3%	26.0%
Triple Play Penetration (f)	33.3%	33.9%	34.3%

% Residential Non-Video Customer Relationships	36.5%	35.5%	33.4%

Monthly Residential Revenue per Residential Customer (g)	$110.89	$110.21	$109.11

Small and Medium Business
PSUs
Video	463	453	411
Internet	1,389	1,358	1,249
Voice	939	912	809
	2,791	2,723	2,469

Quarterly Net Additions/(Losses)
Video	10	13	11
Internet	31	37	30
Voice	27	31	31
	68	81	72

Monthly Small and Medium Business Revenue per Customer (h)	$198.50	$201.37	$211.21

Enterprise PSUs (i)
Enterprise PSUs	119	114	99

Addendum to Charter Communications, Inc. First Quarter 2018 Earnings Release

(a)
All customer statistics include the operations of TWC, Bright House and Charter each of which is based on individual legacy company reporting methodology. These methodologies differ and their differences may be material. Statistical reporting will be conformed over time to a single Charter reporting methodology.

We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at March 31, 2018, December 31, 2017 and March 31, 2017, actual customers include approximately 186,500, 245,800 and 168,400 customers, respectively, whose accounts were over 60 days past due, approximately 16,000, 19,500 and 13,300 customers, respectively, whose accounts were over 90 days past due and approximately 12,800, 12,600 and 7,900 customers, respectively, whose accounts were over 120 days past due.

(b)
Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and small and medium business and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.

(c)	Penetration represents residential and small and medium business customers as a percentage of estimated passings for the service indicated.

(d)
Customer relationships include the number of customers that receive one or more levels of service, encompassing video, Internet and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships excludes enterprise customer relationships.

(e)	Single play, double play and triple play customers represent customers that subscribe to one, two or three of Charter service offerings, respectively.

(f)
Single play, double play and triple play penetration represents the number of residential single play, double play and triple play customers, respectively, as a percentage of residential customer relationships.

(g)
Monthly residential revenue per residential customer is calculated as total residential video, Internet and voice quarterly revenue divided by three divided by average residential customer relationships during the respective quarter.

(h)
Monthly small and medium business revenue per customer is calculated as total small and medium business quarterly revenue divided by three divided by average small and medium business customer relationships during the respective quarter.

(i)	Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.

(j)
In the second quarter of 2017, Charter conformed the seasonal customer program in the Bright House footprint to Charter's program. Prior to the plan change, Bright House customers enrolling in the seasonal plan were charged a one-time fee and counted as customer disconnects, and as new connects, when moving off the seasonal plan. Under Charter's seasonal plan, residential customers pay a reduced monthly fee while the seasonal plan is active and remain reported as customers. Excluding the impact of customer activity related to Bright House's previous seasonal plan, residential customer relationships and video, Internet and voice net additions for the first quarter of 2017 would have been lower by 10,000, 8,000, 12,000 and 7,000, respectively, and there would have been no impact to residential customer relationships and video, Internet and voice PSUs at March 31, 2017.

Addendum to Charter Communications, Inc. First Quarter 2018 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended March 31,
	2018	2017
Consolidated net income	$223	$211
Plus: Interest expense, net	851	713
Income tax expense	28	25
Depreciation and amortization	2,710	2,550
Stock compensation expense	72	69
Loss on extinguishment of debt	—	34
Gain on financial instruments, net	(63)	(38)
Other, net	72	90
Adjusted EBITDA (a)	$3,893	$3,654

Net cash flows from operating activities	$2,699	$2,843
Less: Purchases of property, plant and equipment	(2,183)	(1,555)
Change in accrued expenses related to capital expenditures	(565)	(150)
Free cash flow	$(49)	$1,138

(a)	See page 1 of this addendum for detail of the components included within Adjusted EBITDA.

The above schedule is presented in order to reconcile Adjusted EBITDA and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. First Quarter 2018 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended March 31,
	2018	2017
Customer premise equipment (a)	$934	$707
Scalable infrastructure (b)	486	268
Line extensions (c)	291	248
Upgrade/rebuild (d)	142	107
Support capital (e)	330	225
Total capital expenditures	$2,183	$1,555

Capital expenditures included in total related to:
Commercial services	$283	$268
All-digital transition	$186	$1
Mobile	$17	$—

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

Addendum to Charter Communications, Inc. First Quarter 2018 Earnings Release